EXHIBIT 99.1

Cleco completes successful integration into MISO
PINEVILLE, La., Dec. 19, 2013 - Today, Cleco Power LLC, Cleco Corporation’s (NYSE: CNL) regulated utility subsidiary, successfully integrated into the Midcontinent Independent System Operator, Inc. (MISO) market.
“Our success started with a concept in 2009 and required the focus of many employees led by a core Cleco team to make this day a reality,” said Darren Olagues, president of Cleco Power. “With MISO membership, we begin a new chapter in our utility’s history. MISO, as a multi-regional transmission organization, offers better use of resources through a coordinated effort. We are changing the way we deliver power, and this is a positive step for our customers and company.”
MISO offers Cleco customers more reliable power through regional transmission planning and coordination. The organization also has the ability to make dispatch decisions that produce highly competitive pricing throughout its large energy and ancillary services market.
“We look forward to working with our new members in the South Region to meet stakeholder needs and provide increased reliability and significant economic benefits,” said John Bear, president and CEO of Midcontinent Independent System Operator.

“As this new market operates and matures, we anticipate transmission investment opportunities and a broader wholesale energy market that could result in growth for our company,” said Olagues.
Cleco will retain ownership of its transmission system and maintain responsibility for local system reliability planning as a MISO member.
Cleco Corporation is a regional energy company headquartered in Pineville, La.  Cleco owns a regulated electric utility company, Cleco Power LLC, which owns nine generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 283,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco Power has received federal and state regulatory approval to acquire two gas-fired generating units with a total nameplate capacity of 775 megawatts from its unregulated affiliate, Cleco Midstream Resources LLC. For more information about Cleco, visit www.cleco.com.

In this press release, and from time to time, Cleco Corporation makes certain forward-looking statements about future results and circumstances, including, without limitation, statements regarding future earnings, capital expenditures, project completion dates and total shareholder return, with respect to which there are many risks and uncertainties.  Although Cleco believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, Cleco can give no assurances that these expectations will prove to be correct or that other benefits anticipated in the forward-looking statements will be achieved.  For a discussion of risk factors and other factors that may cause the company’s actual results to differ materially from those contemplated in its forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its 2012 Annual Report on Form 10-K and 2013 Quarterly Reports on Form 10-Q.

Analyst and Media Contact:
Robbyn Cooper
(318) 484-7136

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